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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): August 5, 2004

                                  LOUDEYE CORP.
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             (Exact name of Registrant as specified in its charter)

           Delaware                       0-29583                91-1908833
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 (State or other jurisdiction        (Commission File         (I.R.S. Employer
     incorporation or of                  Number)           Identification No.)
        organization)

                             1130 Rainier Avenue South
                             Seattle, Washington 98144
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                (Address of principal executive offices) (Zip code)

                                  (206) 832-4000
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               (Registrant's telephone number, including area code)

                                  Not Applicable
           -------------------------------------------------------------
           (Former Name or Former Address, if Changed Since Last Report)
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TABLE OF CONTENTS

ITEM 12.    Disclosure of Results of Operations and Financial Condition

SIGNATURES

INDEX TO EXHIBITS

EXHIBIT 99.1


 ITEM 12. Disclosure of Results of Operations and Financial Condition

On August 5, 2004 Loudeye Corp. issued a press release announcing its financial results for the quarter ended June 30, 2004 and conducted a webcast to discuss those results. A copy of the press release is furnished as Exhibit 99.1.

The press release and webcast contain financial metrics that are not based on accounting principals generally accepted in the United States ("GAAP"). To supplement our consolidated financial statements presented on a GAAP basis, we have included non-GAAP "pro forma" measures of operating results which excludes certain charges and credits. The pro-forma net loss and pro forma net loss per share presented in the press release and webcast exclude charges for amortization of intangible and other assets, depreciation expenses, charges related to stock-based compensation, loss on the sale of media restoration assets, net interest income and special charges. Included in the press release is a reconciliation of the non-GAAP financial measures to our GAAP financial results. As described further below, we believe the pro forma presentation enhances an overall understanding of our financial performance, and is used by management for that purpose.

In response to the prevailing economic conditions as well as emerging opportunities and trends in the digital media industry, we substantially restructured our management team and our operations and changed our strategic direction over the past year. These restructuring activities have included significant reductions in our work force, termination of certain operating leases for facilities we no longer occupy, and renegotiation of an operating lease to reduce the space we occupy in another facility. These actions resulted in charges in the first quarter of 2003 for severance and termination benefits, lease termination and renegotiation costs, and impairments of long-lived assets, including goodwill and intangible assets from previous acquisitions. Such charges are recorded as special charges in our consolidated statements of operations. At this time, we have completed our restructuring activities and do not anticipate further special charges related to those restructurings, other than to adjust our current estimates for lease termination costs to actual amounts once negotiations are finalized.

We believe that a presentation of our results of operations which excludes these special charges provides useful information to investors in evaluating our financial performance,
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as these charges were not reflected in the results of the comparable periods in the current year, and are not necessarily indicative of our ongoing operations and performance.

In connection with the restructuring, management performed a reassessment of the carrying value of all of our assets, both tangible and intangible. This resulted in significant impairments to intangible assets and goodwill in the first quarter of 2003. The impairment charges are recorded as special charges and excluded from pro forma results as indicated above. These impairments resulted in a substantial decrease in the carrying value of intangible assets and, therefore, in the related amortization expense compared to the prior year periods. As a result, amortization expense for the first and second quarters of 2004 is substantially lower than the first and second quarters of 2003. Accordingly, we believe it is appropriate in a pro forma presentation to exclude amortization expense in comparing our results to the prior year.

In connection with our work force reductions, we granted options to remaining employees and a consultant to provide an incentive to manage successfully the transition and future growth of our company. The stock based compensation expense on a GAAP basis associated with many of these options is impacted by changes in our stock price. The increase in our stock price since June of 2003 has resulted in a corresponding increase in stock based compensation expense. In addition, the recognition of stock based compensation for many of these options is accelerated under GAAP, such that the majority of the expense is recognized early in the vesting period. As such, we believe that excluding stock based compensation expense in our pro forma results provides a useful alternative presentation of our results as it allows for a more meaningful comparison among periods.

Because management has viewed among its primary purposes accomplishing a successful restructuring and realignment of the company and strengthening the balance sheet, management has been evaluating the success of its efforts in part by reference to financial results that exclude accounting charges which were necessary components of those efforts. This permits management to compare the current year period results to prior year periods on terms it considers a better measurement of the progress of its efforts.

Although management believes the above non-GAAP financial measures enhance investors' understanding of our business and performance, these non-GAAP financial measures are inherently limited in that they exclude a variety of charges and credits that are required to be included in a GAAP presentation, and do not therefore present the full measure of our recorded costs against our revenues. Management compensates for these limitations in non-GAAP results by also evaluating the company's performance based on traditional GAAP financial measures. Accordingly, investors should consider these pro forma results together with GAAP results, rather than as an alternative to GAAP basis financial measures.

       99.1 Press release dated August 5, 2004
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                                 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      Loudeye Corp.

Dated: August 5, 2004                 By: /s/ Lawrence J. Madden
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                                          Lawrence J. Madden
                                          Executive Vice President and Chief
                                          Financial Officer